EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS
DECLARES QUARTERLY CASH DIVIDEND

PITTSBURGH, PA, August 24, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share payable on October 12, 2007 to stockholders of record at the close of business on September 28, 2007.

American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 855 stores in 50 states, the District of Columbia and Puerto Rico, and 74 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates 10 stores. For additional information and updates, visit martinandosa.com.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660